KEVIN ZUGIBE

56 Lindberg Lane

New City, NY 10956

October 30, 2008

To: Patrick Magee

PO Box 54

Stony Point, New York 10980

Re: Purchase and Sale of Shares of the

Common Stock of Hudson Technologies, Inc.

Mr. Magee:

This Agreement sets forth the agreement of Kevin J. Zugibe (the "Seller") with respect to the sale to Patrick Magee (the "Purchasers") of an aggregate of 950,000 shares ("Shares") of the common stock, $.01 par value, of Hudson Technologies, Inc. (the "Company") at a purchase price of $2.60 per Share (the "Purchase Price") and the agreement by the Purchaser to purchase the Shares from the Seller at the Purchase Price.

1. Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchasers that:

(a) This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(b) The Seller is the sole record and beneficial owner of the Shares to be transferred to the Purchaser. None of the Shares are subject to any lien, claim, restriction, security interest or encumbrance or to any option, warrant or right (collectively "Encumbrances") that restricts the Seller from transferring good and marketable title to any such Shares to the Purchaser, free and clear of any Encumbrances.

(c) The Seller is an "affiliate" of the Company as such term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended (the "Act").

2. Representation and Warranty of the Purchasers. The Purchaser hereby represents and warrants to the Seller that

(a) The Purchaser acknowledges that the Purchaser or its representatives has received and reviewed copies of the Company's Form 10-KSB for the year ended December 31, 2007, Proxy Statement on Schedule 14A filed with the SEC on July 25, 2008, all of the Company's Current Reports on Form 8-K as filed with the SEC on or after January 1, 2008, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, and the Purchaser or representatives of the Purchaser has had the opportunity to ask questions of and receive answers from qualified representatives of the Company concerning the business and financial condition of the Company, and the terms and conditions of this Agreement, and all of such questions have been answered to the satisfaction of the Purchasers or its representatives.

(b) The Purchaser represents that he is a sophisticated investors familiar with the type of risks inherent in the acquisition of securities such as the Shares and that, by reason of his knowledge and experience in financial and business matters in general, and investments of this type in particular, he is capable of evaluating the merits and risks of an investment in the Shares.

(c) The Purchaser is able to bear the economic risk of an investment in the Shares, including, without limiting the generality of the foregoing, the risk of losing part or all of his investment in the Shares and the Purchaser's possible inability to sell or transfer the Shares for an indefinite period of time.

(d) The Purchaser is acquiring the Shares for such Purchaser's own account and for the purpose of investment and not with a view to, or for resale in connection with, any distribution within the meaning of the Act in violation of the Act.

(e) The Purchaser further acknowledges that the Shares are "restricted securities" that have not been registered under the Act or any of the securities laws of any state ("Other Securities Laws"), and may not be sold, transferred or otherwise disposed of except if an effective registration statement is then in effect or pursuant to an exemption from registration under said Act and such Other Securities Laws.

(f) The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Act (a copy of which definition is attached hereto as Exhibit A).

(g) The Purchaser has all requisite power and authority to enter into this Agreement and subscribe for the Shares pursuant hereto.

(h) This Agreement has been duly authorized, executed and delivered by or on behalf of such Purchaser and constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

(i) The Purchaser acknowledges that the Seller has relied on the representations contained herein and that the statutory basis for exemption from the requirements of Section 5 of the Act may not be present if, notwithstanding such representations, such Purchaser were acquiring the Shares for resale or distribution upon the occurrence or non-occurrence of some predetermined event.

(j) In entering into this transaction to purchase the Shares the Purchaser is relying only upon information obtained by the Purchaser pursuant to his independent investigation of the Company and is not relying on any representations made by the Company or its representatives, other than the Company's periodic reports referred to in Section 2(a) above.

3. Payment. Payment of the Purchase Price for the Shares will be made on the Closing Date ( as hereafter defined). On the Closing Date, the Seller will deliver to the Purchaser a stock certificate representing the number of Shares purchased by him pursuant to this Agreement.

4. Closing. The Closing of the purchase and sale of the Shares shall take place on such date and at such place as agreed to by the Seller and the Purchaser, but in no event later than August 1, 2008 (the "Closing Date").

5. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instruction. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart.

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This Letter Agreement shall be deemed to have been made and delivered in Pearl River, New York and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The parties (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of Rockland, or in the United States District Court for the Southern District of New York, (2) waive any objection which either such party may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of Rockland, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of Rockland, or in the United States District Court for the Southern District of New York and agree that service of process upon either such party mailed by certified mail to the party's respective address (set forth in this Agreement or such other address provided in writing by a party to this Agreement to the other parties to this Agreement) shall be deemed in every respect effective service of process upon such party, in any such suit, action or proceeding.

Please acknowledge your agreement to the foregoing by signing below.

Very truly yours,

THE SELLER:

/s/ Kevin J. Zugibe

KEVIN J. ZUGIBE

AGREED AND ACCEPTED ON

THIS 30th DAY OF OCTOBER, 2008

THE PURCHASER:

/s/ Patrick Magee

Patrick Magee

EXHIBIT A

a.   Accredited investor. Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

1. Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

2. Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

3. Any organization described in section 501(c )(3) of the Internal Revenue Code, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

4. Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5. Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

6. Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

7. Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) and

8. Any entity in which all of the equity owners are accredited investors.